Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
April 8, 2014	Vanessa Rodriguez
vrodriguez@fionahuttonassoc.com
(818) 760-2121
(949) 246-2567 cell

Air Quality Regulator Denies Exide Request for Time Extension Delaying Application of “Negative Pressure” Requirement; Exide Committed to Meeting Emission Limits in Amended Rule

Vernon, CA – Exide Technologies (OTC:XIDEQ) announced today that the South Coast Air Quality Management District’s Hearing Board (AQMD) has denied the Company’s request for a limited extension of time to comply with a new “negative pressure” operational standard contained within recently amended air quality regulations (Rule 1420.1) that govern the Company’s Vernon, CA battery recycling facility.

Exide submitted a petition for variance to AQMD on February 7, 2014, citing the need to install new equipment in order to comply with the recently amended rule. Exide sought similar relief in a Writ Petition filed in Los Angeles Superior Court. On April 7, 2014, the Honorable Allan J. Goodman denied Exide’s request until a trial on the legality of the rule could be held.

In both proceedings, Exide only sought relief from the April 10, 2014 deadline by which Exide’s furnaces must meet a new operational standard – operating under “negative pressure” – citing the need for time to design, engineer, permit, install and test new equipment needed to achieve the standard. Importantly, Exide did not challenge the emissions limits in the new rule and the Company remains committed to meeting the new limits. Exide is reviewing the AQMD Hearing Board’s decision, and Judge Goodman’s ruling, and considering next steps. As Exide continues to evaluate the Company’s alternatives regarding future operations at the Vernon, CA recycling facility, the Company is establishing arrangements with third party recyclers to provide tolling and is also negotiating additional purchases to satisfy lead requirements, both of which will allow the Company to continue operations in the ordinary course.

Exide continues to work with AQMD, and other local and state regulators on a long term operational plan for its Vernon recycling plant. Pursuant to its risk reduction plan which was recently approved by the AQMD, the Company has committed to invest more than $5 million over the next two years to upgrade the Vernon facility, bringing its total environmental and public health investments to more than $20 million since 2010. Previously completed upgrades to the facility have already achieved a plant-wide 95% reduction of arsenic emissions, which has been maintained since April 2013.

Battery Recycling is Critical to Environmental Sustainability & Keeping Materials out of Landfills. Exide Technologies has proudly been producing and recycling lead-acid batteries around the world for more than 120 years and plays an important role in fostering California’s green economy and promoting environmental sustainability. The Vernon facility is one of only two plants in the United States west of the Rockies that recycles car batteries — the plant recycles approximately 25,000 batteries a day and about eight million a year. Used batteries become hazardous waste unless recycled - recycling keeps batteries from being dumped in landfills, disposed of in harmful ways or shipped to other countries where regulations are lacking.